EXHIBIT 2

The attached draft shall not be considered final as to any party unless executed and delivered by such party.

RESTRUCTURING AGREEMENT

dated as of

September 28, 2004

among

ARADIGM CORPORATION

NOVO NORDISK A/S

and

NOVO NORDISK DELIVERY TECHNOLOGIES, INC.

		PAGE
	ARTICLE 4
	REPRESENTATIONS AND WARRANTIES OF NOVO NORDISK

Section 4.01.	Corporate Existence and Power	20
Section 4.02.	Corporate Authorization	20
Section 4.03.	Governmental Authorization	21
Section 4.04.	Noncontravention	21
Section 4.05.	Litigation	21
Section 4.06.	Finders’ Fees	21
Section 4.07.	Information	21
Section 4.08 .	Compliance with Existing Agreements	22

	ARTICLE 5
	COVENANTS OF ARADIGM

Section 5.01.	Conduct of the Development Program	22
Section 5.02.	Access to Information	22
Section 5.03.	Notices of Certain Events	23
Section 5.04.	Shareholder Votes	24

	ARTICLE 6
	COVENANTS OF NOVO NORDISK

Section 6.01.	Access	24
Section 6.02.	Information	25

	ARTICLE 7
	COVENANTS OF THE PARTIES

Section 7.01.	Best Efforts; Further Assurances	25
Section 7.02.	Certain Filings	25
Section 7.03.	Public Announcements	25
Section 7.04.	Confidentiality	26
Section 7.05.	Warn Act	27
Section 7.06.	Nonsolicitation	27
Section 7.07.	Compliance with Existing Agreements	27

	ARTICLE 8
	EMPLOYEE BENEFITS

Section 8.01.	Employment Offers.	28
Section 8.02.	Employee Benefits Definitions	29
Section 8.03.	Employee Benefits Representations	29
Section 8.04.	Employee Benefits Covenants	31
Section 8.05.	No Third Party Beneficiaries	31

	ii

		PAGE
	ARTICLE 9
	CONDITIONS TO CLOSING

Section 9.01.	Conditions to Obligations of the Parties	32
Section 9.02.	Conditions to Obligations of Novo Nordisk and Novo Nordisk
	Delivery Technologies, Inc	32
Section 9.03.	Conditions to Obligation of Aradigm	34

	ARTICLE 10
	SURVIVAL; INDEMNIFICATION

Section 10.01.	Survival	35
Section 10.02.	Indemnification	35
Section 10.03.	Procedures	36

	ARTICLE 11
	TERMINATION

Section 11.01.	Grounds for Termination	36
Section 11.02.	Effect of Termination	36

	ARTICLE 12
	MISCELLANEOUS

Section 12.01.	Notices	37
Section 12.02.	Amendments and Waivers	38
Section 12.03.	Expenses	38
Section 12.04.	Successors and Assigns	38
Section 12.05.	Governing Law	39
Section 12.06.	Jurisdiction	39
Section 12.07.	Waiver of Jury Trial	39
Section 12.08.	Counterparts; Third Party Beneficiaries; Effectiveness	39
Section 12.09.	Entire Agreement	40
Section 12.10.	Bulk Sales Laws	40
Section 12.11.	Severability	40
Section 12.12.	Specific Performance	40

Exhibit A	Amended and Restated License Agreement
Exhibit B	Asset Purchase Agreement
Exhibit C	Sublease Agreement
Exhibit D	Contract Manufacturing Agreement
Exhibit E	Quality Agreement
Exhibit F	Amended and Restated Stock Purchase Agreement
Exhibit G	Transition Services Agreement
Exhibit H	Assignment Agreements
Appendix A	Press Release
Appendix B	Form of Cooley Godward Opinion

iii

RESTRUCTURING AGREEMENT

     AGREEMENT dated as of September 28, 2004 by and among Aradigm Corporation, a corporation duly organized and existing under the law of the State of California (“Aradigm”), Novo Nordisk A/S, a company duly organized and existing under the law of Denmark (“Novo Nordisk”) and Novo Nordisk Delivery Technologies, Inc., a corporation duly organized and existing under the law of the State of Delaware (“Novo Nordisk Delivery Technologies, Inc.”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article 1.

W I T N E S S E T H :

     WHEREAS, Aradigm and Novo Nordisk desire to restructure their existing arrangements regarding, among other things, the development and commercialization of the Development Program (as such term is defined in the Amended and Restated License Agreement) as set forth in this Agreement; and

     WHEREAS, it is intended that the foregoing shall be effected on the terms and subject to the applicable conditions contained herein and in the other Transaction Agreements.

     NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

     Section 1.01. Definitions. (a) The following terms, as used herein, shall have the following meanings:

     “Affiliate”shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person. For the purposes hereof “control” shall mean the power to direct or cause the direction of the management and the policies of any Person, whether through the ownership of a majority of the outstanding voting securities of such Person, by contract or otherwise.

     “Amended and Restated License Agreement”shall mean the Amended and Restated License Agreement, to be entered into as of the Closing, by and between Aradigm and Novo Nordisk, in the form attached hereto as Exhibit A.

     “Amended and Restated Stock Purchase Agreement” shall mean the Amended and Restated Stock Purchase Agreement, to be entered into as of the Closing, by and between Aradigm, Novo Nordisk and Novo Nordisk Pharmaceuticals, Inc., in the form attached hereto as Exhibit F.

     “Aradigm Balance Sheet” shall mean the unaudited balance sheet of Aradigm as of June 30, 2004.

     “Aradigm Balance Sheet Date” shall mean June 30, 2004.

     “Aradigm Employee Stock Purchase Plan” shall mean the employee stock purchase plan of Aradigm as in effect immediately prior to the date hereof.

     “Aradigm Intellectual Property Rights” shall mean the Aradigm Patent Rights, the Aradigm Selected Pulmonary Delivery Patent Rights and the Aradigm Know-How, as each is defined in the Amended and Restated License Agreement.

     “Aradigm Material Adverse Effect” shall mean (i) an effect on the condition (financial or otherwise), business, assets, results of operations or prospects of Aradigm, which impairs, or is reasonably likely to impair, the ability of Aradigm to perform in any material respect any of its obligations under the Transaction Agreements or (ii) a material adverse effect on the business opportunity represented by the Development Program.

     “Asset Purchase Agreement” shall mean the Asset Purchase Agreement, to be entered into as of the Closing, by and between Aradigm and Novo Nordisk Delivery Technologies, Inc., in the form attached hereto as Exhibit B.

     “Assignment Agreements” shall mean the Assignment Agreements, to be entered into as of the Closing, by and among Aradigm, Novo Nordisk Delivery Technologies, Inc. and the other parties thereto, in the forms attached hereto as Exhibit H.

     “Authorization” shall mean any waiver, amendment, consent, approval, license, franchise, permit (including construction permits), certificate, exemption, variance or authorization of, expiration or termination of any waiting period requirement (including pursuant to the HSR Act) or other action by, or notice, filing, registration, qualification, declaration or designation with, any Person (including any Governmental Authority).

     “Business Day”shall mean a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Copenhagen, Denmark are authorized or required by law to close.

     “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

     “Competition Law ”shall mean the European Commission Merger Regulation, Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate (a) mergers, acquisitions or other business combinations or (b) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

     “Contract Manufacturing Agreement” shall mean the Contract Manufacturing Agreement, to be entered into as of Closing, by and between Aradigm, Novo Nordisk and Novo Nordisk Delivery Technologies, Inc., in the form attached hereto as Exhibit D.

     “Co-Existence Agreement” shall mean the Co-Existence Agreement dated as of June 23, 2003 by and between Aradigm and Novo Nordisk.

     “Development and License Agreement” shall mean the Development and License Agreement dated as of June 2, 1998, as amended, by and between Aradigm and Novo Nordisk.

     “Development Program” shall have the meaning set forth in the Amended and Restated License Agreement.

     “Development Program Employee” shall mean any employee of Aradigm listed on Schedule 1 to the Letter Agreement.

     “Employee Transition Plan” shall have the meaning set forth in the Letter Agreement.

     “Environmental Laws” shall mean any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or any agreement with any Governmental Authority or other third party, whether now or hereafter in effect, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

     “Environmental Liabilities” shall mean any and all liabilities arising in connection with or in any way relating to Aradigm (or any predecessor of Aradigm or any prior owner of all or part of its business and assets), any property now or previously owned, leased or operated by Aradigm, the Development Program (as currently or previously conducted), the Transferred Assets or any activities or operations occurring or conducted at the Real Property (including offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under or relate to any Environmental Law and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date (including any matter disclosed or required to be disclosed in Schedule 3.20).

     “Environmental Permits” shall mean all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the Development Program, the Real Property and the Transferred Assets.

     “Estimated Purchase Price” shall mean the sum of the book values of the equipment set forth in Part I of Annex 1 to Exhibit A to the Asset Purchase Agreement as reflected on the accounting books and records of Aradigm in accordance with GAAP as of the date hereof that would be included in the Purchased Assets if the Closing were to occur on the date hereof.

     “Excluded Assets” shall have the meaning set forth in the Asset Purchase Agreement.

     “Excluded Liabilities” shall have the meaning set forth in the Asset Purchase Agreement.

     “GAAP” shall mean generally accepted accounting principles in the United States.

     “Governmental Authority ”shall mean any supranational, national, state, municipal or local government, political subdivision or other governmental department, court, commission, board, bureau, agency, instrumentality, or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, whether domestic or foreign, or any official of any of the foregoing.

     “Hazardous Substances” shall mean any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable corrosive, reactive or otherwise hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

     “HSR Act ”shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     “Intellectual Property Rights” shall mean (i) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and/or all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (ii) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and/or all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, and (iii) trade secrets and knowhow (including manufacturing and production processes, firmware, data and techniques and research and development information).

     “Joint Steering Committee” shall have the meaning set forth in the Development and License Agreement.

     “Judgment” shall mean any judicial decision, judgment, writ, order, injunction, stipulation, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge or the arbitrator in any binding arbitration, and any order of or by any Governmental Authority.

     “Law” shall mean any foreign or domestic law, statute, code, ordinance, rule, regulation, treaty, Judgment or principles of common law or equity (including negligence and strict liability) enacted, entered, promulgated or applied by a Governmental Authority.

     “Letter Agreement” shall mean the letter agreement entered into as of the date hereof by and among Aradigm, Novo Nordisk and Novo Nordisk Delivery Technologies, Inc.

     “Lien” shall mean, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement and the other Transaction Agreements, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     “Manufacturing and Supply Agreement” shall mean the Manufacturing and Supply Agreement dated as of October 22, 2001 by and between Aradigm and Novo Nordisk.

     “1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     “1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     “Patent Cooperation Agreement” shall mean the Patent Cooperation Agreement dated as of October 22, 2001 by and between Aradigm and Novo Nordisk.

     “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Purchased Assets” shall have the meaning set forth in the Asset Purchase Agreement.

     “Purchase Price” shall have the meaning set forth in the Asset Purchase Agreement.

     “Quality Agreement” shall mean the Quality Agreement, to be entered into as of the Closing, by and between Aradigm and Novo Nordisk Delivery Technologies, Inc., in the form attached hereto as Exhibit E.

     “Required Shareholder Approvals” shall mean the approval of the Transactions (i) in accordance with the law of the State of California and the certificate of incorporation, bylaws and certificate of designation of Aradigm by (A) the common shareholders and the preferred shareholders of Aradigm, voting together as a class and (B) the preferred shareholders of Aradigm, voting separately as a class and (ii) by a majority of the votes cast by proxy or in person by the common shareholders and the preferred shareholders of Aradigm, voting together as a class, at the special shareholders meeting of Aradigm at which the vote described in (i)(A) above will be held, without counting votes cast by Novo Nordisk Pharmaceuticals, Inc. and Novo Nordisk.

     “Signing Date” shall mean the day and year first above written.

     “Stock Purchase Agreement” shall mean the Stock Purchase Agreement dated as of October 22, 2001 by and between Novo Nordisk Pharmaceuticals, Inc and Aradigm.

     “Sublease Agreement” shall mean the Sublease Agreement, to be entered into as of the Closing, by and among Aradigm and Novo Nordisk Delivery Technologies, Inc., in the form attached hereto as Exhibit C.

     “Transactions” shall mean the transactions contemplated by the Transaction Agreements.

     “Transaction Agreements” shall mean the Amended and Restated License Agreement, the Asset Purchase Agreement, the Sublease Agreement, the Contract Manufacturing Agreement, the Quality Agreement, the Amended and

Restated Stock Purchase Agreement, the Letter Agreement, the Transition Services Agreement and the Assignment Agreements.

     “Transferred Assets” shall mean the Purchased Assets, but excluding the Excluded Assets.

     “Transition Services Agreement” shall mean the Transition Services Agreement, to be entered into as of the Closing, by and between Aradigm and Novo Nordisk Delivery Technologies, Inc., in the form attached hereto as Exhibit G.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Approved Leave of Absence	8.01
Aradigm	Recitals
Aradigm Proxy Statement	5.04
Building 1 Landlord	9.02	(h)
Building 1 Lease	9.02	(h)
Closing	2.02
Closing Date	2.02
Code	8.02
Confidential Information	7.04
Damages	10.02
Development Program Employee Plans	8.03
ERISA	8.02
ERISA Affiliate	8.02
Indemnified Party	10.03
Indemnifying Party	10.03
Multiemployer Plan	8.03
Novo Nordisk	Recitals
Novo Nordisk Delivery Technologies, Inc.	Recitals
Other Consents	3.05
Permits	3.15
Permitted Liens	3.11
Real Property	3.11
Representatives	7.04
Required Consents	3.05
Transferred Development Program Employees	8.01
WARN Act	7.05
Warranty Breach	10.02

     Section 1.02. Other Definitional And Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Appendices, Articles, Sections, Exhibits and Schedules are to Appendices, Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words include , “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

     Section 1.03. Knowledge Of Aradigm. References in this Agreement or in any of the other Transaction Agreements to the “knowledge” or “best knowledge” or any similar expression of Aradigm shall be the actual knowledge, after due and diligent inquiry, of the individuals listed on Schedule 1.03.

ARTICLE 2
PRE-CLOSING ACTIVITIES: CLOSING; THE TRANSACTIONS;
POST-CLOSING ACTIVITIES

      Section 2.01. Pre-closing Activities.

     (a) Aradigm, Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. agree that, prior to the Closing Date, they will discuss, in good faith, and subject to applicable Competition Laws, the transfer of applicable know-how and the provision of other assistance by Aradigm to Novo Nordisk and its Affiliates for the conduct of the Development Program.

     (b) Part I of Annex 1 to Exhibit A to the Asset Purchase Agreement contains the list of equipment, the location thereof, the book value thereof as reflected on the accounting books and records of Aradigm in accordance with

GAAP as of the date hereof that would be included in the Purchased Assets if the Closing were to occur on the date hereof, and the Estimated Purchase Price. The Parties agree to update such list periodically (but not less than monthly) during the period from the date hereof until Closing to reflect (i) the addition of equipment purchased by Aradigm for use in the Development Program with the prior written approval of Novo Nordisk, (ii) downward adjustments that may be required under GAAP, including normal depreciation and amortization, to correctly state the book value of such equipment on the accounting books and records of Aradigm as of the date that is three (3) Business Days prior to the Closing Date and (iii) changes otherwise agreed by the Parties. The final version of Annex 1 to Exhibit A to the Asset Purchase Agreement shall be completed by the Parties no later than three (3) Business Days prior to the Closing Date, and shall be used to determine the Purchase Price.

      (c) Aradigm shall provide notice to Novo Nordisk Delivery Technologies, Inc. no later than two (2) Business Days prior to the Closing Date regarding the account with a U.S. bank to which Novo Nordisk Delivery Technologies, Inc. shall deliver the Purchase Price on the Closing Date.

      Section 2.02. Closing. (a) The closing (the “Closing”) of the Transactions shall take place at the offices of Aradigm, as soon as possible, but in no event later than five (5) Business Days, following the satisfaction or waiver (and notice thereof to the parties) of the conditions precedent set forth in Article below (other than conditions that by their nature are to be satisfied at the Closing and will in fact be satisfied at the Closing), or such other date as the parties shall agree. At the Closing, the transactions described in Section 2.02(b) below shall be deemed to occur simultaneously. The date on which the Closing occurs is referred to as the Closing Date.

     (b) At the Closing, the parties shall execute all of the Transaction Agreements to which such entities are parties that were not previously executed and, to the extent contemplated therein, consummate the Transactions.

     Section 2.03. Effect of Closing. Effective as of the Closing Date, the Manufacturing and Supply Agreement and the Patent Cooperation Agreement shall terminate and be of no further force and effect.

      Section 2.04. Post-closing Activities.

.      (a) After the Closing, Aradigm agrees that it will cooperate with and allow Novo Nordisk Delivery Technologies, Inc. reasonable access to any of its personnel who have knowledge of the Development Program such that Novo Nordisk Delivery Technologies, Inc. may, to its reasonable satisfaction, become informed as to the operation, transition and specifications of the Development Program and the Purchased Assets.

     (b) At any time after the Closing, each Party may (upon reasonable prior written notice to the other Party) request the ability to copy and/or certify documents that are in the possession of the other Party and that, in the case of a request by Novo Nordisk or Novo Nordisk Delivery Technologies, Inc., relate to the Development Program and other AERx development activities, and in the case of a request by Aradigm, relate to its prior conduct of the Development Program or other AERx development activities. Upon receipt of any such notice, the Party possessing such documents shall, subject to applicable Competition Laws and/or confidentiality obligations to third parties, provide the requesting Party with reasonable access to such documents, and the Party making such request shall bear all costs of such copying and/or certification.

     (c) Novo Nordisk Delivery Technologies, Inc. agrees to reimburse Aradigm for fifty percent (50%) of the replacement cost to Aradigm of purchasing the equipment listed on Schedule 2.04(c).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF ARADIGM

     Aradigm represents and warrants to Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. as of the date hereof and as of the Closing Date that:

     Section 3.01. Corporate Existence and Power. Aradigm is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Aradigm has heretofore delivered to Novo Nordisk true and complete copies of the certificate of incorporation and bylaws of Aradigm as currently in effect.

     Section 3.02. Corporate Authorization. The execution, delivery and performance by Aradigm of the Transaction Agreements and the consummation of the Transactions are within Aradigm’s corporate powers and, except for the Required Shareholder Approvals, have been duly authorized by all necessary corporate action on the part of Aradigm. This Agreement constitutes, and when executed each other Transaction Agreement will constitute, a valid and binding agreement of Aradigm enforceable against Aradigm in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights or by general principles of equity.

     Section 3.03. Governmental Authorization. The execution, delivery and performance by Aradigm of the Transaction Agreements and the consummation of the Transactions require no action by or in respect of, or filing with, any

Governmental Authority other than (i) compliance with any applicable requirements of any Competition Law; (ii) compliance with applicable requirements of Environmental Laws; and (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, whether U.S., state or foreign.

     Section 3.04. Noncontravention. The execution, delivery and performance by Aradigm of the Transaction Agreements and the consummation of the Transactions do not and will not (i) violate the certificate of incorporation, bylaws or certificate of designation of Aradigm, (ii) assuming compliance with the matters referred to in Section 3.03, violate any applicable Law, (iii) assuming the obtaining of all Required Consents (as defined below) and Other Consents (as defined below), constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation, or to a loss of any benefit relating to the Development Program to which Aradigm is entitled under any provision of any agreement or other instrument binding upon Aradigm or by which any of the Transferred Assets is or may be bound or (iv) result in the creation or imposition of any Lien on the Real Property or any Transferred Asset, other than Permitted Liens (as defined below).

     Section 3.05. Required and Other Consents. (a) Schedule 3.05(a) sets forth each agreement, contract or other instrument binding upon Aradigm or any Permit (as defined below) (including any Environmental Permit) requiring a consent or other action by any Person as a result of the execution, delivery and performance by Aradigm of the Transaction Agreements, except such consents or actions as would not, individually or in the aggregate, have an Aradigm Material Adverse Effect if not received or taken by the Closing Date (the “Required Consents”).

     (b) Schedule 3.05(b) sets forth each other consent or action by any Person (the “Other Consents”) under such agreements, contracts or other instruments or such Permits that is necessary with respect to the execution, delivery and performance by Aradigm of the Transaction Agreements.

     Section 3.06. Absence of Certain Changes. Since the Aradigm Balance Sheet Date, the Development Program has been conducted in the ordinary course consistent with past practices and there has not been:

     (a) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or is reasonably likely to have an Aradigm Material Adverse Effect;

     (b) any incurrence, assumption or guarantee by Aradigm of any indebtedness for borrowed money with respect to the Development Program;

     (c) any creation or other incurrence of any Lien on the Real Property or any Transferred Asset other than in the ordinary course of business consistent with past practices;

     (d) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Development Program, the Real Property or any Transferred Asset which, individually or in the aggregate, has had or is reasonably likely to have an Aradigm Material Adverse Effect;

     (e) any transaction or commitment made, or any contract or agreement entered into, by Aradigm relating to the Development Program, the Real Property or any Transferred Asset (including the acquisition or disposition of any assets) or any relinquishment by Aradigm of any contract or other right, in either case, material to the Development Program, other than (i) transactions and commitments in the ordinary course of business consistent with past practices and (ii) the Transactions;

    (f) any change in any method of accounting or accounting practice by Aradigm with respect to the Development Program except for any such change after the date hereof required by reason of a concurrent change in GAAP;

     (g) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any Development Program Employee (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any Development Program Employee or (iii) change in compensation or other benefits payable to any Development Program Employee pursuant to any severance or retirement plans or policies thereof;

     (h) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any Development Program Employees, which Development Program Employees were not subject to a collective bargaining agreement at the Aradigm Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to Development Program Employees; or

     (i) any capital expenditure, or commitment for a capital expenditure, for additions or improvements to the Real Property or any of the Transferred Assets, that has not been in accordance with planned capital spending for the Development Program or otherwise approved in writing by Novo Nordisk.

     Section 3.07. No Undisclosed Material Liabilities. There are no liabilities of Aradigm of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

     (a) liabilities provided for in the Aradigm Balance Sheet or disclosed in the notes thereto;

     (b) liabilities incurred in the ordinary course of business since the Aradigm Balance Sheet Date; and

     (c) other undisclosed liabilities which, individually or in the aggregate, are not material.

     Section 3.08. Material Contracts. (a) Except for the Transaction Agreements, the Development and License Agreement, the Patent Cooperation Agreement, the Stock Purchase Agreement, the Manufacturing and Supply Agreement and the Co-Existence Agreement, and the Contracts disclosed in Schedule 3.08, with respect to the Development Program, Aradigm is not a party to or bound by:

      (i) any lease (whether of real or personal property);

     (ii) any agreement for the sale or purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by Aradigm of $10,000 or more or (B) aggregate payments by Aradigm of $50,000 or more;

     (iii) any partnership, joint venture or other similar agreement or arrangement;

     (iv) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

     (v) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

     (vi) any option, license, franchise or similar agreement;

     (vii) any agency, dealer, sales representative, marketing or other similar agreement;

     (viii) any agreement that limits the freedom of Aradigm to compete in any line of business, with any Person or in any area within the Field (as defined in the Development and License Agreement) or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Transferred Asset or which would so limit the freedom of Novo Nordisk Delivery Technologies, Inc. after the Closing Date;

     (ix) any agreement with or for the benefit of any Affiliate of Aradigm; or

     (x) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Development Program.

     (b) Each Contract disclosed in any Schedule or required to be disclosed pursuant to this Section is a valid and binding agreement of Aradigm and is in full force and effect, and neither Aradigm nor, to the knowledge of Aradigm, any other party thereto is in default or breach in any material respect under the terms of any such Contract, and, to the knowledge of Aradigm, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each such Contract that is listed in Part II of Annex 1 to Exhibit A to the Asset Purchase Agreement have been delivered to Novo Nordisk.

     Section 3.09. Litigation. There is no action, suit, investigation or proceeding pending against Aradigm, the Development Program, the Real Property or any Transferred Asset before any court or arbitrator or before or by any Governmental Authority or, to the knowledge of Aradigm, any basis therefor or threat thereof, which, individually or in the aggregate, could reasonably be expected to have an Aradigm Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.

     Section 3.10. Compliance with Laws and Court Orders. Aradigm is not in violation of, has not since June 2, 1998 violated, and to the knowledge of Aradigm is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Law or Authorization applicable to the Real Property, the Transferred Assets or the conduct of the Development Program.

     Section 3.11. Properties. (a) Schedule 3.11(a) correctly describes all leasehold interests in real property to be subleased pursuant to the Sublease Agreement to Novo Nordisk Delivery Technologies, Inc. and assigned to Novo Nordisk Delivery Technologies, Inc. pursuant to the Assignment Agreements (collectively, the “Real Property”), which Aradigm leases, any title insurance policies and surveys with respect thereto in the possession of Aradigm, and any Liens thereon, specifying the name of the lessor, the lease term and basic annual rent.

     (b) Schedule 3.11(b) correctly describes all personal property included in the Transferred Assets, including machinery, equipment (including computer hardware, computer software and other computer parts and accessories), furniture, spare and replacement parts, and other tangible property, which Aradigm owns, leases or subleases, and any Liens thereon, specifying in the case of leases or subleases, the name of the lessor or sublessor, the lease term and basic annual rent.

     (c) Aradigm has good and marketable, indefeasible, fee simple title to, or, in the case of the Real Property or leased personal property, has valid leasehold interests in, the Transferred Assets and the Real Property. No Real Property or Transferred Asset is subject to any Lien, except:

      (i) Liens disclosed on the Aradigm Balance Sheet;

     (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Aradigm Balance Sheet); or

     (iii) Liens which do not materially detract from the value of such Transferred Asset, or do not materially interfere with any present or intended use of such Transferred Asset or the Real Property (clauses (i) - (iii) of this Section 3.11(c) are, collectively, the “Permitted Liens”).

     (d) There are no developments affecting the Real Property or any of the Transferred Assets pending or, to the knowledge of Aradigm threatened, which might materially detract from the value or materially interfere with any present or intended use by Novo Nordisk Delivery Technologies, Inc. of such Real Property or Transferred Assets.

     (e) All leases of Real Property or personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

     (f) To the knowledge of Aradigm, the plants, buildings and structures included in the Real Property and the Transferred Assets currently have access to (1) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (2) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the Development Program as it has heretofore been conducted and as planned to be conducted by Novo Nordisk Delivery Technologies, Inc. None of the structures on the Real Property encroaches upon real property of another Person, and no structure of any other Person substantially encroaches upon any Real Property.

     (g) To the knowledge of Aradigm, the Real Property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under any applicable building, zoning, subdivision and other land use and similar laws, regulations and ordinances.

     Section 3.12. Title to the Transferred Assets. Upon consummation of the Transactions, Novo Nordisk Delivery Technologies, Inc. will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Transferred Assets, free and clear of all Liens, except for Permitted Liens.

     Section 3.13. Intellectual Property. (a) Schedule 3.13(a)(i) contains a true and complete list of the patents and patent rights included within the Aradigm Patent Rights. Schedule 3.13(a)(ii) contains a true and complete list of all agreements (whether written or otherwise, including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue) to which Aradigm or any of its Affiliates is a party or otherwise bound, granting or restricting any right to use, exploit or practice any Aradigm Intellectual Property Rights in connection with the Development Program as currently conducted.

     (b) To the knowledge of Aradigm, the Aradigm Intellectual Property Rights constitute all the Intellectual Property Rights necessary for the Development Program as currently conducted (other than Intellectual Property Rights of Novo Nordisk). Except as set forth in the Development and License Agreement and the Patent Cooperation Agreement, Aradigm knows of no restrictions on the disclosure, use, license, sublicense or transfer of the Aradigm Intellectual Property Rights as contemplated by the Amended and Restated License Agreement. The consummation of the Transactions will not alter, impair or extinguish any Aradigm Intellectual Property Rights, except with respect to those Intellectual Property Rights licensed or sublicensed to Aradigm pursuant to agreements or contracts listed on Schedule 3.05(b).

     (c) To the knowledge of Aradigm, neither Aradigm nor any of its Affiliates has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party. There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of Aradigm, threatened against or affecting, the Development Program or any of the Transferred Assets (1) based upon, or challenging or seeking to deny or restrict, the rights of Aradigm in any of the Aradigm Intellectual Property Rights, (2) alleging that the use of the Aradigm Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold with respect to the Development Program conflict with, misappropriate, infringe or otherwise violate any Intellectual

Property Right of any third party or (3) alleging that Aradigm or any Affiliate of Aradigm infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party. Neither Aradigm nor any of its Affiliates has received from any third party a written offer: (a) in which such third party states that a license may be necessary to avoid infringement of such third party’s patents or (b) for which Aradigm sought advice from an independent outside patent counsel with respect to the question of infringement.

     (d) None of the Aradigm Intellectual Property Rights that is material to the operation of the Development Program has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of Aradigm, all patents that are part of such Aradigm Intellectual Property Rights are valid and enforceable.

     (e) Aradigm holds all right, title and interest in and to all Aradigm Intellectual Property Rights, free and clear of any Lien. In each case where a patent or patent application or copyright registration or copyright application included in the Aradigm Intellectual Property Rights is held by assignment, the assignment has been duly recorded with the Governmental Authority from which the patent or registration issued or before which the application or application for registration is pending.

     (f) To the knowledge of Aradigm, no Person has infringed, misappropriated or otherwise violated any Aradigm Intellectual Property Right. Aradigm has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential Intellectual Property Rights. None of the Intellectual Property Rights that are material to the Development Program and the value of which to the Development Program is contingent upon maintaining the confidentiality thereof, has been disclosed other than to employees, representatives and agents of Aradigm and its licensees, all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to Novo Nordisk.

     (g) None of the patents and patent applications included in the Aradigm Intellectual Property Rights that are material to the Development Program has been the subject of an interference, protest, public use proceeding or third party re-examination request.

     Section 3.14. Insurance Coverage. Aradigm has furnished to Novo Nordisk Delivery Technologies, Inc. a list of all insurance policies and fidelity bonds relating to the Transferred Assets, the business and operations of the Development Program and its officers and employees. There is no claim by Aradigm pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid, Aradigm has otherwise complied fully with the terms and conditions of all such policies and bonds and such policies and bonds are in full force and effect. Aradigm does not know of any threatened termination of coverage under any of such policies or bonds. After the Closing Aradigm shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

     Section 3.15. Licenses and Permits. Schedule 3.15 correctly describes each license (other than those listed on Schedule 3.13(a)), franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the Development Program (the “Permits”) together with the name of the Governmental Authority issuing such Permit. Except as set forth on Schedule 3.15, (i) the Permits are valid and in full force and effect, (ii) Aradigm is not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under the Permits and (iii) none of the Permits will, assuming the related Required Consents and Other Consents have been obtained prior to the Closing Date, be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions. Upon consummation of the Transactions, Novo Nordisk Delivery Technologies, Inc. will, assuming the related Required Consents and Other Consents have been obtained prior to the Closing Date, have all of the right, title and interest in all the Permits listed in subsection c of Part II of Annex A 1 to Exhibit A to the Asset Purchase Agreement.

     Section 3.16. Inventories and Supplies. Since the Aradigm Balance Sheet Date, the inventories and supplies related to the Development Program have been maintained in the ordinary course of business.

     Section 3.17. Documents. None of the documents or information delivered to the shareholders of Aradigm in connection with the Transactions, including the Aradigm Proxy Statement (as defined below) (except for any information contained therein that is provided in writing by Novo Nordisk specifically for such purpose), contains or will contain, as applicable, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

     Section 3.18. Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Aradigm who might be entitled to any fee or commission from Novo Nordisk or any of its Affiliates in connection with the Transactions.

     Section 3.19. Employees. Schedule 1 to the Letter Agreement sets forth a true and complete list of (i) the names, titles, annual salaries and other compensation of all Development Program Employees to be offered employment by Novo Nordisk Delivery Technologies, Inc. and (ii) the wage rates for non-salaried Development Program Employees to be offered employment by Novo Nordisk Delivery Technologies, Inc. (by classification). Other than as separately communicated in writing to Novo Nordisk, none of such Development Program Employees has indicated to Aradigm that he intends to resign or retire as a result of the Transactions or otherwise within one year after the Closing Date.

     Section 3.20. Environmental Compliance. (a)

     (i) in connection with or relating to the Development Program, the Real Property or the Transferred Assets, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Aradigm, threatened by any Governmental Authority or other Person with respect to any matters relating to or arising out of any Environmental Law;

     (ii) there are no liabilities arising in connection with or in any way relating to the Transferred Assets or the Development Program of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and, to the knowledge of Aradigm, there are no facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability;

     (iii) to the knowledge of Aradigm, none of the Real Property or property now or previously owned, leased or operated by Aradigm or any property to which Hazardous Substances located on or resulting from the use of any Transferred Asset have been transported or any property to which Aradigm has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to the knowledge of Aradigm, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup; and

     (iv) Aradigm is in compliance with all Environmental Laws and has been and is in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect and assuming the related Required Consents and Other Consents have been obtained prior to the Closing Date, are transferable and will not be terminated or impaired or become terminable as a result of the Transactions.

     (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted which Aradigm has in its possession in relation to any Transferred Asset or Real Property which has not been delivered to Novo Nordisk at least 10 Business Days prior to the date hereof; provided that, as to any such investigation, study, audit, test, review or other analysis of which Aradigm has knowledge, Aradigm shall use its best efforts to obtain and provide to Novo Nordisk such investigation, study, audit, test, review or other analysis.

     (c) None of the Transferred Assets is located in New Jersey or Connecticut.

     (d) For purposes of this Section 3.20, the term “Aradigm” shall include any entity which is, in whole or in part, a predecessor of Aradigm.

     Section 3.21. Representations. The representations and warranties of Aradigm contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Aradigm Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate be reasonably likely to have an Aradigm Material Adverse Effect.

     Section 3.22. Compliance With Existing Agreements. Aradigm is in compliance in all material respects with the terms and conditions of the Development and License Agreement (other than as such terms and conditions have been modified by the Joint Steering Committee), the Patent Cooperation Agreement, the Stock Purchase Agreement, the Manufacturing and Supply Agreement and the Co-Existence Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF NOVO NORDISK

     Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. jointly and severally represent and warrant to Aradigm as of the date hereof and as of the Closing Date that:

     Section 4.01. Corporate Existence and Power. Each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. is a corporation duly incorporated, validly existing and, in the case of Novo Nordisk Delivery Technologies, Inc., in good standing under the Laws of the State of Delaware, and each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

     Section 4.02. Corporate Authorization. The execution, delivery and performance by each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. of the Transaction Agreements to which it is a party and the consummation of the Transactions to which it is a party are within the corporate powers of each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. and have been duly authorized by all necessary corporate action on the part of each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. This Agreement constitutes, and when executed each other Transaction Agreement to which it is a party will constitute, a valid and binding agreement of each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. enforceable against each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors rights or by general principles of equity.

     Section 4.03. Governmental Authorization. The execution, delivery and performance by each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. of the Transaction Agreements to which it is a party and the consummation of the Transactions to which it is a party require no material action by or in respect of, or material filing with, any Governmental Authority other than (i) in compliance with any Competition Law and (ii) in compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, whether federal, state or foreign.

     Section 4.04. Noncontravention. The execution, delivery and performance by each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. of the Transaction Agreements to which it is a party and the consummation of the Transactions to which it is a party do not and will not (i) violate the charter or bylaws of either of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. or (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable material Law.

     Section 4.05. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Novo Nordisk, threatened against or affecting, Novo Nordisk or Novo Nordisk Delivery Technologies, Inc. before any court or arbitrator or before or by any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.

     Section 4.06. Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Novo Nordisk or Novo Nordisk Delivery Technologies, Inc. who might be entitled to any fee or commission from Aradigm or any of its Affiliates upon consummation of the Transactions.

     Section 4.07. Information. None of the information provided in writing by Novo Nordisk to Aradigm to be included in the Aradigm Proxy Statement contains or will contain, as applicable, any untrue statement of a material fact, or omits to state a material fact necessary to make such information misleading.

     Section 4.08. Compliance with Existing Agreements. Each of Novo Nordisk and its Affiliates is in compliance in all material respects with the terms and conditions of the Development and License Agreement (other than as such terms and conditions have been modified by the Joint Steering Committee), the Patent Cooperation Agreement, the Stock Purchase Agreement, the Manufacturing and Supply Agreement and the Co-Existence Agreement.

ARTICLE 5
COVENANTS OF ARADIGM

     Aradigm agrees that:

     Section 5.01. Conduct of the Development Program. From the date hereof until the Closing Date, Aradigm shall conduct the Development Program in accordance with the Development and License Agreement in the ordinary course consistent with past practices and shall use its best efforts to preserve intact the business organizations and relationships with third parties relevant to the Development Program and to keep available the services of the Development Program Employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Aradigm will not:

     (a) with respect to the Development Program acquire a material amount of assets from, or enter into any license agreement with, any other Person;

     (b) sell, lease, license or otherwise dispose of any Transferred Assets except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practices;

      (c) agree or commit to do any of the foregoing; or

     (d) (i) take or agree or commit to take any action that would make any representation or warranty of Aradigm hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) knowingly omit or agree or commit to omit to take any action reasonably necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

     Section 5.02. Access to Information. (a) From the date hereof until the Closing Date, Aradigm will (i) give Novo Nordisk, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of Aradigm relating to the Development Program, (ii) furnish to Novo Nordisk, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Development Program as such Persons may reasonably request and (iii) instruct the employees and counsel of Aradigm to cooperate with Novo Nordisk in its investigation of the Development Program; provided that, any such access by Novo Nordisk, its counsel, financial advisors, auditors and other authorized representatives shall not unreasonably interfere with the conduct of Aradigm’s business (other than the Development Program). Novo Nordisk will hold, and will use best efforts to cause its officers, directors, employees, auditors, counsel, consultants, financial advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning Aradigm and the Development Program provided to it pursuant to this Section 5.02. No investigation by Novo Nordisk or other information received by Novo Nordisk shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Aradigm hereunder.

     (b) On and after the Closing Date, Aradigm will afford promptly to Novo Nordisk and its agents reasonable access to its books of account, financial and other records, information, employees and auditors to the extent necessary or useful for Novo Nordisk in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Development Program; provided that, any such access by Novo Nordisk shall not unreasonably interfere with the conduct of the business of Aradigm.

     Section 5.03. Notices of Certain Events. Aradigm shall promptly notify Novo Nordisk of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

     (b) any notice or other communication from any Governmental Authority in connection with the Transactions;

     (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Aradigm, the Development Program, the Real Property or the Transferred Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.09 or that relate to the consummation of the Transactions; and

     (d) the damage or destruction by fire or other casualty of any Real Property or Transferred Asset or part thereof or in the event that any Real Property or Transferred Asset or part thereof becomes the subject of any proceeding or, to the knowledge of Aradigm, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

     Section 5.04. Shareholder Votes. Aradigm shall cause the required meetings of its common and preferred shareholders to be duly called and held as soon as reasonably practicable for the purpose of approving the Transactions. The board of directors of Aradigm shall, subject to their fiduciary duties under applicable Law as advised by counsel, recommend adoption of the Transactions by Aradigm’s common and preferred shareholders, voting together as a class, and by Aradigm’s preferred shareholders, voting separately as a class. In connection with such meeting (i) Aradigm will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its common and preferred shareholders as promptly as practicable a proxy statement and all other proxy materials for such meeting (the “Aradigm Proxy Statement”) as may be required by applicable law; (ii) Aradigm will use its best efforts to obtain the Required Shareholder Approvals; and (iii) Aradigm will otherwise comply with all legal requirements applicable to such meetings. Aradigm will provide Novo Nordisk with ten (10) Business Days to review and comment on the information regarding the Transactions, Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. contained in the Aradigm Proxy Statement prior to any filing thereof with the SEC and prior to the date on which such materials are first published, sent or given to Aradigm’s common and preferred shareholders and shall use its reasonable efforts to reflect any such comments in the Aradigm Proxy Statement.

ARTICLE 6
COVENANTS OF NOVO NORDISK

     Each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. jointly and severally agrees that:

     Section 6.01. Access. On and after the Closing Date, each of Novo Nordisk and Novo Nordisk Delivery Technologies Inc. will afford promptly to Aradigm and its agents reasonable access to its properties, books, records, employees and auditors to the extent relating to or involved in the Development Program and necessary to permit Aradigm to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that, any such access by Aradigm shall not unreasonably interfere with the conduct of the business of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. during the period of such access. Aradigm will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning Novo Nordisk, Novo

Nordisk Delivery Technologies, Inc. and the Development Program provided to it pursuant to this Section 6.01. No investigation by Aradigm or other information received by Aradigm shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Novo Nordisk or Novo Nordisk Delivery Technologies, Inc. hereunder.

     Section 6.02. Information. Each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. shall provide promptly all information reasonably requested by Aradigm for inclusion in, or for use in preparing, the Aradigm Proxy Statement.

ARTICLE 7
COVENANTS OF THE PARTIES

     The parties agree that:

     Section 7.01. Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the Transactions as soon as practicable. Each of the parties hereto agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Transactions, including without limitation to vest in Novo Nordisk Delivery Technologies, Inc. good and marketable title or valid leasehold interests in the Transferred Assets. Each of the parties hereto agrees to cooperate with the other parties hereto to identify any documentation meeting the criteria set forth in subsection (e) of Part II of Annex 1 to Exhibit A to the Asset Purchase Agreement, such that such documentation forms part of the Transferred Assets.

     Section 7.02. Certain Filings. The parties hereto shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any Authorizations are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such Authorizations.

     Section 7.03. Public Announcements. The parties hereto agree to consult with each other before issuing any press release or making any public statement with respect to the Transaction Agreements or the Transactions and, except for any press releases and public statements the making of which may be required by applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation; provided that, the parties hereto agree that the press release set forth on Appendix A shall be released on the date hereof and that Aradigm shall furnish such press release to the United States Securities and Exchange Commission on Form 8-K.

      Section 7.04. Confidentiality.

     (a) Each party agrees that it shall use, and that it shall cause any Person to whom Confidential Information is disclosed pursuant to clause (i) below to use, the Confidential Information only in connection with the Transaction Agreements and not for any other purpose.

     (b) Each party further acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

     (i) to such party’s Representatives in the normal course of the performance of their duties or to any financial institution providing credit to such party,

     (ii) to the extent required by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a party is subject; provided that, such party shall give the other parties prompt notice of such request(s), to the extent practicable, so that such other parties may seek an appropriate protective order or similar relief (and the party shall cooperate with such efforts by such other parties, and shall in any event make only the minimum disclosure required by such Law)),

     (iii) to the extent disclosure thereof is or will be made to the shareholders of Aradigm in the Aradigm Proxy Statement,

     (iv) to any Governmental Authority in order to obtain from such Governmental Authority any authorization required or contemplated by this Agreement or any of the other Transaction Agreements as long as such Governmental Authority is advised of the confidential nature of such information, or

     (v) as mutually agreed between the parties.

     (c) Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against any party.

     (d) For purposes of this Section 7.04, “Confidential Information” means any information concerning this Agreement or the parties respective rights and obligations hereunder; provided that, the term Confidential Information does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by a party or its partners, directors, officers, employees, agents, counsel, investment advisers or representatives (all such persons being collectively referred to as “Representatives”) in violation of this Agreement or any of the Transaction Agreements, (ii) is or was available to such party on a non-confidential basis (as demonstrated by the written records of such party) prior to its disclosure to such party by the other party or (iii) was or becomes available to such party on a non-confidential basis from a source other than the other party, which source is or was (at the time of receipt of the relevant information) not, to the best of such party’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the other party or another Person.

     Section 7.05. Warn Act. The parties agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and/or the Law of the State of California as a result of the Transactions. Novo Nordisk will be responsible for providing any notification that may be required under the WARN Act with respect to any Development Program Employees. Aradigm will be responsible for providing any notification that may be required under the WARN Act with respect to any employees of Aradigm who are not Development Program Employees.

      Section 7.06. Nonsolicitation. Except as provided in the Letter Agreement, Aradigm, Novo Nordisk, and Novo Nordisk Delivery Technologies, Inc. each agree that for a period of three (3) full years after the Signing Date, neither it nor any of its respective Affiliates shall solicit, directly or indirectly, for employment, in the case of Aradigm, any Development Program Employee that is hired by Novo Nordisk Delivery Technologies, Inc. in accordance with this Agreement, and, in the case of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc., any other employee of Aradigm; provided that, nothing in this Section 7.06 shall prohibit any Party from carrying out general solicitation of employment in any newspaper, magazine, trade publication, electronic medium or other media. The Parties acknowledge that irreparable harm would result from any breach of this Section 7.06 and that there would be no adequate remedy at law or in damages to compensate for any such breach. The Parties agree that each Party shall be entitled to injunctive relief requiring specific performance of this Section 7.06 by the other Party or any of its Affiliates.

     Section 7.07. Compliance with Existing Agreements. Novo Nordisk and its Affiliates and Aradigm shall each comply in all material respects with the terms and conditions of the Development and License Agreement, the Patent

Cooperation Agreement, the Stock Purchase Agreement, the Manufacturing and Supply Agreement and the Co-Existence Agreement.

ARTICLE 8
EMPLOYEE BENEFITS

      Section 8.01. Employment Offers.

      (a) Novo Nordisk Delivery Technologies, Inc. will make offers of employment to all active Development Program Employees with employment to commence with Novo Nordisk Delivery Technologies, Inc. as of the Closing Date. Development Program Employees who accept Novo Nordisk Delivery Technologies, Inc.’s offer of employment and report to work as of the Closing Date shall be “Transferred Development Program Employees”.

      (b) For purposes of this Agreement, any Development Program Employee who is not actively at work on the Closing Date due to a short-term absence for vacation, holiday, illness or injury of shorter duration than would satisfy the eligibility requirements to receive benefits under Aradigm’s disability plans, jury duty or bereavement leave, shall be deemed to be actively employed on the Closing Date. With respect to any Development Program Employee who is on an Approved Leave of Absence as of the Closing Date, Novo Nordisk Delivery Technologies, Inc. shall make an offer of employment to such Development Program Employee effective as of the date on which such Development Program Employee presents himself or herself to Novo Nordisk Delivery Technologies, Inc. for active employment following the Closing Date and within sixteen (16) weeks (or such longer time period as is required under the applicable Laws of the State of California) from the Closing Date to the same extent, if any, as Aradigm would be required to reemploy such Development Program Employee in accordance within applicable law. Employees on “Approved Leave of Absence” means Development Program Employees absent from work on the Closing Date and unable to perform their regular job duties under approved plans or policies of the employer or in accordance with the Family Medical Leave Act or similar state statutes or regulations or military leave under the Uniformed Services Employment and Reemployment Rights Act.

      (c) For the avoidance of doubt, Aradigm will retain any and all liabilities and obligations in respect of (i) Transferred Development Program Employees relating to employee benefits, compensation or otherwise, existing, accrued or resulting from actions or omissions on or prior to the Closing Date and (ii) the Development Program Employee Plans (as defined below), regardless of when the claim arises.

     (d) Novo Nordisk Delivery Technologies, Inc. or one of its Affiliates will recognize all service of the Transferred Development Program Employees with Aradigm or any of its Affiliates for purposes of eligibility to participate, vesting, severance and vacation accrual in those employee benefit plans in which the Transferred Development Program Employees are enrolled by Novo Nordisk Delivery Technologies, Inc. or one of its Affiliates immediately after the Closing.

     Section 8.02. Employee Benefits Definitions. The following terms, as used herein, have the following meanings:

      “Code” shall mean the Internal Revenue Code of 1986, as amended.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” of any entity shall mean any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended.

     Section 8.03. Employee Benefits Representations. Aradigm hereby represents and warrants to Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. that:

     (a) Schedule 8.03(a) contains a correct and complete list identifying each employee benefit plan, as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Aradigm or any of its Affiliates and covers any Development Program Employee or any former employee of the Development Program. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished or made available electronically to Novo Nordisk Delivery Technologies, Inc. together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Development Program Employee Plans”. Aradigm has provided Novo Nordisk Delivery Technologies, Inc. with, or has caused to be provided to Novo Nordisk Delivery Technologies, Inc., complete actuarial data (including age, salary, service and related data) as of the most recent practicable date for Aradigm employees currently expected to be offered positions as Development Program Employees.

     (b) None of Aradigm, any of its ERISA Affiliates or any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

     (c) None of Aradigm, any ERISA Affiliate of Aradigm or any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

     (d) Each Development Program Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination or opinion letter from the Internal Revenue Service, and Aradigm is not aware of any reason why any such determination or opinion letter should be revoked or not be reissued. Aradigm has made available to Novo Nordisk Delivery Technologies, Inc. copies of the most recent Internal Revenue Service determination or opinion letter with respect to each such Development Program Employee Plan. Each Development Program Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Development Program Employee Plan. No material events have occurred with respect to any Development Program Employee Plan that could result in payment or assessment by or against the Development Program, Novo Nordisk Delivery Technologies, Inc. or any of its Affiliates of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

     (e) There is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for any Development Program Employees or any retired or former employees of the Development Program, except as required to avoid excise tax under Section 4980B of the Code.

     (f) There is no contract, plan or arrangement covering any employee or former employee of the Development Program that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code. No Development Program Employee will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit, as a result of the transactions contemplated hereby.

     (g) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of Aradigm, threatened against or involving, any Development Program Employee Plan before any Governmental Authority.

     Section 8.04. Employee Benefits Covenants. From the date hereof until the Closing Date:

     (a) Except as permitted under the retention program separately communicated by Aradigm to Novo Nordisk and Novo Nordisk Delivery Technologies, Inc., Aradigm shall not (i) issue, deliver or sell to the Development Program Employees, or authorize the issuance, delivery or sale to the Development Program Employees of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than the issuance of any shares of Aradigm common stock (A) upon the exercise of Aradigm’s stock options that are outstanding on the date of this Agreement in accordance with the present terms of those options or (B) pursuant to the Aradigm Employee Stock Purchase Plan, as the same exists on the date of this Agreement; or (ii) amend any term of any outstanding security of Aradigm held by any Development Program Employees, unless such amendment applies to all similar securities of Aradigm that are outstanding.

     (b) Except as permitted under the retention program separately communicated by Aradigm to Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. or in the ordinary course of business (consistent with past practice), Aradigm shall not (i) increase the amount of compensation of any Development Program Employee or, except as required by an existing agreement disclosed to Novo Nordisk or as required by Law, make any increase in any employee benefits, (ii) grant any severance or termination pay to any Development Program Employee, (iii) enter into or amend any employment, severance or change of control contract or arrangement with any Development Program Employee, (iv) adopt any additional employee benefit plan, (v) amend in any material respect any Development Program Employee Plan, or (vi) terminate any related group of Development Program Employees (in one (1) or a series of related terminations).

      Section 8.05. No Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Aradigm or of any of its subsidiaries in respect of continued employment (or resumed employment) with either Novo Nordisk Delivery Technologies, Inc. or any of its Affiliates, and no provision of this Agreement shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Development Program Employee Plan or any plan or arrangement which may be established by Novo Nordisk Delivery Technologies, Inc. or any of its Affiliates. No provision of this Agreement shall constitute a limitation on the rights of Novo Nordisk Delivery Technologies, Inc. or any of its Affiliates after the Closing Date to amend, modify or terminate any of its plans or arrangements or to terminate any of its employees.

ARTICLE 9
CONDITIONS TO CLOSING

     Section 9.01. Conditions to Obligations of the Parties. The obligations of the parties hereto to consummate the Closing are subject to the satisfaction of the following conditions:

     (a) No provision of any applicable Law and no Judgment shall prohibit the consummation of the Closing.

     (b) All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been taken, made or obtained.

     (c) The waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

     Section 9.02. Conditions to Obligations of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. The obligation of each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. to consummate the Closing is subject to the satisfaction of the following further conditions:

     (a) (i) Aradigm shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Aradigm contained in this Agreement and the other Transaction Agreements and in any certificate or other writing delivered by Aradigm pursuant hereto (disregarding all qualifications and exceptions contained therein relating to materiality or Aradigm Material Adverse Effect or any similar standard or qualification) shall be true at and as of the Closing Date as if made at and as of such time, with only such exceptions (I) as have not had and would not reasonably be expected to have, individually or in the aggregate, an Aradigm Material Adverse Effect or (II) that result solely from the announcement of the Transactions or actions taken by the Parties in accordance with the terms of this Agreement and (iii) Novo Nordisk shall have received a certificate signed by the President or the Chief Financial Officer of Aradigm to the foregoing effect.

     (b) There shall not be threatened, instituted or pending any action or proceeding by any Person before any Governmental Authority, seeking to restrain, prohibit or otherwise interfere with the ownership, leasing or operation or to require divestiture or other disposition by Novo Nordisk or any of its Affiliates of all or any material portion of the Transferred Assets or all or any material portion of the business or assets of the operations in the United States of Novo Nordisk and its Affiliates, collectively.

     (c) Novo Nordisk shall have received an opinion of Cooley Godward LLP, counsel to Aradigm, dated the Closing Date to the effect set forth in Appendix B hereto.

     (d) Aradigm shall have executed and delivered the Transaction Agreements to which it is a party, and all deeds, bills of sale, endorsements, consents, assignments and other documentation to be provided at Closing pursuant to such Transaction Agreements and/or reasonably necessary to vest in Novo Nordisk Delivery Technologies, Inc. all right, title and interest in, to and under the Purchased Assets.

     (e) Aradigm shall have received all Required Consents and all consents, authorizations or approvals from the Governmental Authorities referred to in Section 3.03 or 3.20, in each case in form and substance reasonably satisfactory to Novo Nordisk, and no such consent, authorization or approval shall have been revoked.

     (f) Aradigm shall have obtained, and shall have provided Novo Nordisk reasonably satisfactory evidence of, the Required Shareholder Approvals.

     (g) The Employee Transition Plan shall have been implemented.

     (h) Aradigm shall have entered into an agreement with the landlord (“Building 1 Landlord”) under the Lease Agreement dated January 28, 1998 between Britannia Point Eden, LLC and Aradigm regarding the Building 1 Premises (as defined in the Sublease Agreement) (as amended, the “Building 1 Lease”) in a form reasonably acceptable to Novo Nordisk, in which agreement Aradigm and Building 1 Landlord (i) agree to terminate any first refusal right with respect to the Additional Option Space (as defined in the Building 1 Lease) granted to Aradigm under the Building 1 Lease or, alternatively, (ii) agree to subordinate any such first refusal right with respect to the Additional Option Space to the first refusal right granted to the tenant under the Lease dated January 28, 1998 between Hayward Point Eden I Limited Partnership and Aradigm regarding premises located in Building G of the Britannia Point Eden Business Park in Hayward, Alameda County, California.

     (i) Novo Nordisk shall have received all documents it may reasonably request relating to the existence of Aradigm and the authority of Aradigm for the Transaction Agreements to which it is a party, all in form and substance reasonably satisfactory to Novo Nordisk.

     Section 9.03. Conditions to Obligation of Aradigm. The obligation of Aradigm to consummate the Closing is subject to the satisfaction of the following further conditions:

     (a) Each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (1) the representations and warranties of Novo Nordisk contained in this Agreement and in any certificate or other writing delivered by Novo Nordisk pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date and (2) Aradigm shall have received a certificate signed by an officer of Novo Nordisk to the foregoing effect.

     (b) Aradigm shall have received an opinion of the General Counsel of Novo Nordisk or Davis Polk & Wardwell, counsel to Novo Nordisk, dated the Closing Date substantially to the effect specified in Sections 4.01, 4.02, 4.03 and 4.04. In rendering such opinion, such counsel may rely upon certificates of public officers, as to matters governed by the laws of jurisdictions other than Denmark, the State of California, the State of New York or the federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to Aradigm, and, as to matters of fact, upon certificates of officers of Novo Nordisk, copies of which opinions and certificates shall be contemporaneously delivered to Aradigm.

     (c) Each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. shall have executed and delivered the Transaction Agreements to which it is a party, and all bills of sale, assignments and other documentation to be provided at Closing pursuant to such Transaction Agreements.

     (d) Novo Nordisk Delivery Technologies, Inc. shall have paid to Aradigm the Purchase Price.

     (e) Each of Novo Nordisk and Novo Nordisk Delivery Technologies, Inc. shall have received all consents, authorizations or approvals from Governmental Authorities referred to in Section 4.03, in each case in form and substance reasonably satisfactory to Aradigm, and no such consent, authorization or approval shall have been revoked.

     (f) Aradigm shall have received all documents it may reasonably request relating to the existence of Novo Nordisk and Novo Nordisk Delivery Technologies Inc. and the authority of each of Novo Nordisk and Novo Nordisk Delivery Technologies Inc. for the Transaction Agreements to which it is a party, all in form and substance reasonably satisfactory to Aradigm.

ARTICLE 10
SURVIVAL; INDEMNIFICATION

     Section 10.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the third anniversary of the Closing Date; provided that, the representations and warranties in Sections 3.01, 3.02, 3.03, 3.04 and 3.20 and Article 8 shall survive indefinitely or until the latest date permitted by law. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein. Notwithstanding the preceding sentence, any breach of a covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if written notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given in accordance with Section 10.03 to the party against whom such indemnity may be sought prior to such time.

     Section 10.02. Indemnification. (a) Effective at and after the Closing, Aradigm hereby indemnifies Novo Nordisk and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third-party claim or a claim solely between the parties hereto and any incidental, indirect or consequential damages, losses, liabilities or expenses) (“Damages”) incurred or suffered by Novo Nordisk or any of its Affiliates arising out of:

     (i) any misrepresentation or breach of warranty (each such misrepresentation and breach of warranty a “Warranty Breach”) or breach of covenant or agreement made or to be performed by Aradigm pursuant to this Agreement; or

      (ii) any Excluded Liability.

     (b) Effective at and after the Closing, Novo Nordisk hereby indemnifies Aradigm and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Aradigm or any of its Affiliates arising out of any Warranty Breach or breach of covenant or agreement made or to be performed by Novo Nordisk or Novo Nordisk Delivery Technologies, Inc. pursuant to this Agreement.

     Section 10.03. Procedures. The party seeking indemnification under Section 10.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 10.02, which notice shall include a brief description of the specific facts relating to such claim, suit, action or proceeding. The Indemnifying Party may at the request of the Indemnified Party participate in and control the defense of any such claim, suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 10.02 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

ARTICLE 11
TERMINATION

     Section 11.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

      (a) by mutual written agreement of the parties;

     (b) by any of the parties if the Closing shall not have been consummated on or before January 31, 2005; or

     (c) by any of the parties if there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited or if consummation of the Transactions would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.

     The party desiring to terminate this Agreement pursuant to clauses 11.01(b) and 11.01(c) shall give written notice of such termination to the other parties.

      Section 11.02. Effect of Termination.

     (a) If this Agreement is terminated as permitted by Section 11.01, such termination shall be without liability of any party (or any stockholder or shareholder (as applicable), director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that, if such termination shall result from the (i) willful failure of any party to fulfill a condition to the performance of the obligations of any other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by any party of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach. The provisions of Sections 5.02(b), 7.04, 11.02, 12.02, 12.03, 12.05 and 12.06 shall survive any termination hereof pursuant to Section 11.01.

     (b) For the avoidance of doubt, if this Agreement is terminated as permitted by Section 11.01, the Development and License Agreement, the Patent Cooperation Agreement, the Manufacturing and Supply Agreement and the Stock Purchase Agreement shall continue in full force and legal effect.

ARTICLE 12
MISCELLANEOUS

     Section 12.01. Notices. Any notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

      if to Aradigm, to:

Aradigm Corporation
3929 Point Eden Way
Hayward, California 94545
Attention: Chief Financial Officer
Telephone: +1 510-265-9000
Telefax: +1 510-265-0277

      with a copy to:

Cooley Godward LLP
3175 Hanover Street
Palo Alto, California 94304-1130
Attention: James C. Kitch
Telephone: +1 650-843-5027
Telefax: +1 650-849-7400

      if to Novo Nordisk or Novo Nordisk Delivery Technologies, Inc., to:

Novo Nordisk A/S
Novo Alle
DK-2880 Bagsvaerd
Denmark
Attention: General Counsel
Telephone: +45 44 44 88 88
Telefax: +45 44 42 18 30

and

Attention: Vice President, Business Development
Telephone: +45 44 42 39 00
Telefax: +45 44 42 16 98

or to such other addresses and telecopier numbers as may from time to time be notified by any party to the other parties hereunder. All such notices, requests and other communications shall be deemed to have been delivered within seven (7) Business Days after dispatch and notice sent by telex or telefax shall be deemed to have been delivered within twenty-four (24) hours after dispatch. Notice of change of address shall be effective upon receipt.

     Section 12.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

     Section 12.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the Transaction Agreements shall be paid by the party incurring such cost or expense.

     Section 12.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Novo Nordisk Delivery Technologies, Inc. may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase or lease all or a portion of the

Transferred Assets and the Real Property, but no such transfer or assignment will relieve Novo Nordisk Delivery Technologies, Inc. of its obligations hereunder.

     Section 12.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

     Section 12.06. Jurisdiction. The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court or that any such suit, action or proceeding brought in any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process.

     Section 12.07. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

      Section 12.08. Counterparts; Third Party Beneficiaries; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     Section 12.09. Entire Agreement. This Agreement, the other Transaction Agreements, the Co-Existence Agreement and, until the Closing, if any, the Development and License Agreement, the Patent Cooperation Agreement, the Manufacturing and Supply Agreement and the Stock Purchase Agreement, constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter.

     Section 12.10. Bulk Sales Laws. Novo Nordisk and Aradigm each hereby waive compliance by Aradigm with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state. Aradigm agrees to indemnify and hold Novo Nordisk harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Novo Nordisk or any of its Affiliates as a result of any failure to comply with any such “bulk sales,” “bulk transfer” or similar laws.

     Section 12.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 12.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity; provided that, the last two (2) sentences of Section 7.06 shall apply to specific performance of the terms of Section 7.06.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ARADIGM CORPORATION

By:

Name:
Title:

NOVO NORDISK A/S

By:

Name:
Title:

NOVO NORDISK DELIVERY TECHNOLOGIES, INC.

By:

Name:
Title: